Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated May 27, 2009

Relating to Preliminary Prospectus Supplement dated May 27, 2009

Registration Nos. 333-145122 and 333-159488

MEDIVATION, INC.

2,750,000 Shares of Common Stock

This free writing prospectus relates only to the securities described in, and should be read together with, the prospectus dated August 20, 2007 (the “Prospectus”) included in Medivation, Inc.’s Registration Statements on Form S-3 (Commission File Nos. 333-145122 and 333-159488) relating to these securities. The following information supplements and updates the information contained in the Prospectus.

Medivation, Inc. has filed a registration statement (including a prospectus and supplement thereto) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and supplement thereto in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus supplement and related prospectus relating to the offering may be obtained from J.P. Morgan’s prospectus department at 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, Attention Prospectus Department (telephone number (866) 430-0686).

Dimebon is a weak inhibitor of recombinant human acetylcholinesterase (7000X< physostigmine)

•	MDS

•	Methods: Nadaraja, J Anal Toxicol 1992; 16:192

•	Recombinant HEK293 cell-derived human AChE enzyme + 0.70 mM Acetylthiocholine (Km)

Dimebon is a weak cholinesterase inhibitor ex vivo

•	Ex-vivo (RBC) acetylcholinesterase inhibition assay

•	Blood samples assayed from 3 healthy volunteers

•	Dimebon is >3000-fold less potent than donepezil in inhibiting acetycholinesterase

•	Low GI side effect profile (<3% of patients) is inconsistent with cholinesterase inhibition

Dimebon’s low cholinesterase activity is similar in rat brain extract

Dimebon Does Not Increase Hippocampal Acetylcholine

Rat microdialysis immediately prior to and following treatment